Exhibit 10.20
AMENDMENT TO
RSU AGREEMENT

    WHEREAS, ACI Worldwide, Inc., a Delaware corporation (the “Corporation”) maintains the ACI Worldwide, Inc. 2020 Equity and Incentive Compensation Plan (the “Plan”), pursuant to which it has granted certain equity and equity-based awards to individual service providers;

WHEREAS, the Corporation and [_______] (the “Grantee”) entered into a Restricted Share Unit Award Agreement, dated [_______] the “2025 RSU Agreement”), pursuant to which the Corporation granted to the Grantee certain restricted share units (“RSUs”); and

WHEREAS, the Corporation and the Grantee have determined that it is desirable and appropriate to provide for the pro rata vesting of the RSUs granted pursuant to the 2025 RSU Agreement in the event Grantee’s service on the Board of Directors of the Corporation terminates prior to the vesting of the RSUs for any reason other than due to death or Disability (as defined in the 2025 RSU Agreement).

    NOW, THEREFORE, the Corporation and the Grantee hereby enter into this Amendment (this “Amendment”), to the 2025 RSU Agreement as set forth below, effective as of February 23, 2026 (the “Amendment Effective Date”).

1.Amendment. The 2025 RSU Agreement shall be amended as set forth below. Defined terms used in this Section 1 but not defined in this Amendment shall have the meanings set forth in the 2025 RSU Agreement or the Plan.
(a)The Corporation and the Grantee hereby agree that Section 4 of the 2025 RSU Agreement shall be deleted in its entirety and replaced with the following:
Other Termination. If the Grantee’s service on the Board terminates before the vesting of the Restricted Share Units for any reason other than as set forth in Section 3 above, a number of Restricted Share Units equal to (a) the total number of Restricted Share Units granted pursuant to this Agreement multiplied by (b) a fraction, the numerator of which is the number of full months the Grantee served on the Board following the Grant Date and the denominator of which is 12 shall become immediately vested.

(b)The Corporation and the Grantee hereby agree that Section 6 of the 2025 RSU Agreement shall be deleted in its entirety and replaced with the following:
Payment of Restricted Share Units. Payment of any Restricted Share Units that vest as set forth herein will be made in the form of Common Shares, in cash, or in a combination of the two, as determined in the sole discretion of the Committee. Payment of any vested Restricted Share Units will be made within 30 days following the applicable vesting date set forth on Schedule A. Notwithstanding the preceding sentence, to the extent that the Restricted Share Units are not subject to a “substantial risk of forfeiture” (within the meaning of Treas. Reg. § 1.409A-1(d)(1)), the Restricted Share Units shall be paid on an accelerated basis within 30 days after any of the following events in a manner and to the extent necessary to comply with Section 409A of the Code:

(a)    The date of the Grantee’s Disability or death;
(b)    The occurrence of a Change in Control (but only if only if such event qualifies as a “change in the ownership or effective control,” or a “change in the ownership of a substantial portion of the assets” of the Corporation, as applicable, within the meaning of Treas. Reg. § 1.409A-3(i)(5)); or
(c)     The date of the Grantee’s “separation from service” (as such term is used in Section 409A(a)(2)(A)(i) of the Code); provided, however, that if the Grantee is determined to be a “specified employee” (as such term is used in Section 409A(a)(2)(B)(i) of the Code), such payment shall be delayed until the date which is six months after the Grantee’s “separation from service” (or if earlier, the death of the Grantee).
2.Continuation of Agreements. Except as specifically modified herein, all of the terms and provisions of the 2025 RSU Agreement will remain in full force and effect, and this Amendment shall not amend or modify any other rights, powers, duties or obligations of any party to the 2025 RSU Agreement.
3.Complete Agreement. This Amendment, the Plan and the 2025 RSU Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, effective as of the Amendment Effective Date, supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
4.Counterparts. This Amendment may be executed in any number of counterparts, and any such counterparts may be transmitted by facsimile or electronic transmission (including documents in Adobe PDF format), and each counterpart, whether an original or a facsimile or an electronic of an original, shall be deemed to be an original, and all such counterparts together will constitute a single agreement.

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